UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 12, 2019

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 3rd Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other Events.

New Loan Agreement

On April 12, 2019, Global Net Lease, Inc. (the “Company”), through certain wholly owned subsidiaries, borrowed $97.5 million from Column Financial, Inc. and Société Générale Financial Corporation secured by 16 of the Company’s single tenant net leased office and industrial properties located in 12 states that were simultaneously removed from the borrowing base under the Company’s existing revolving credit facility. At closing, approximately $90.2 million was used to repay outstanding indebtedness under the Company’s existing revolving credit facility, with the remaining proceeds, after costs and fees related to the loan, available for working capital and general corporate purposes.

The loan bears interest at a fixed rate of 4.489% and has a maturity date of May 6, 2029. The loan is interest-only, with the principal balance due on the maturity date.

The Company may prepay the loan in whole or in part at any time, subject to certain fees depending on the timing and other circumstances of the prepayment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: April 18, 2019	By:	/s/ James L. Nelson
		Name:	James L. Nelson
		Title:	Chief Executive Officer and President